Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Zoran Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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May 8, 2009

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 26, 2009, at 9:00 a.m. local time, at our headquarters located at 1390 Kifer Road, Sunnyvale, California. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the meeting by voting on the business to come before this meeting. After reading the Proxy Statement, refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the form of proxy. If you have requested and received a paper copy of this Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of our Annual Report to Stockholders is also provided for your information. At the annual meeting, we will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Levy Gerzberg, Ph.D.

President and Chief Executive Officer

ZORAN CORPORATION

1390 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 26, 2009

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of our stockholders will be held on June 26, 2009, at 9:00 a.m. local time, at our headquarters located at 1390 Kifer Road, Sunnyvale, California, for the following purposes:

1. To elect seven persons to serve on our Board of Directors.

2. To approve an amendment to increase the shares available under the 2005 Outside Directors Equity Plan.

3. To approve an amendment to increase the shares available under the Amended and Restated 1995 Employee Stock Purchase Plan.

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

5. To approve a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of restricted stock units.

6. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 27, 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1390 Kifer Road, Sunnyvale, California.

By order of the Board of Directors,

Levy Gerzberg, Ph.D

President and Chief Executive Officer

Sunnyvale, California

May 8, 2009

IMPORTANT: Please, refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the form of proxy. If you have received a paper copy of the proxy materials by mail, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously submitted your proxy card.

ZORAN CORPORATION

1390 Kifer Road

Sunnyvale, California 94086

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 26, 2009

Why did I receive a Notice of Internet Availability of Proxy Materials?

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy statement, proxy card and annual report to stockholders, we elected to send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review the proxy materials via the Internet.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2009 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com and following the instructions in the Notice.

What is the purpose of these proxy materials?

We provided you this proxy statement and the accompanying proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions in the Notice regarding how to submit your vote electronically or telephonically.

We made available via the Internet this proxy statement, the accompanying proxy card and our annual report on or about May 8, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2009, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 51,183,007 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares that are held in “street name” by your broker, banker or other agent and these proxy materials are being forwarded to you by your broker, bank or agent. The broker, bank or other agent holding your shares in that account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or agent.

What am I being asked to vote on?

There are five matters scheduled for a vote at the annual meeting:

•	the election of seven members of the Board to hold office until our 2010 Annual Meeting of Stockholders;

•	the approval of an amendment to increase the shares available under the 2005 Outside Directors Equity Plan;

•	the approval of an amendment to increase the shares available under the Amended and Restated 1995 Employee Stock Purchase Plan;

•

the ratification of the appointment by the Audit Committee of our Board of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	the approval of a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of restricted stock units.

How do I vote?

For the election of directors, you may either vote “For” the seven nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote by proxy, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of the close of business on April 27, 2009, the record date for the annual meeting.

What if I submit a proxy card but do not make specific choices?

If you submit a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the seven nominees for director, “For” the amendment to increase the shares available under our 2005 Outside Directors Equity Plan, “For” the amendment to increase the shares available under our Amended and Restated 1995 Employee Stock Purchase Plan, “For” the ratification of the appointment of Deloitte as our independent registered public accounting firm and “For” the approval of a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of restricted stock units. If any other matter is properly presented at the meeting, then one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I access via the Internet or receive by mail more than one proxy card?

If you access via the Internet or receive by mail more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the stockholder of record, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date;

•	you may send a written notice that you are revoking your proxy to our Secretary at 1390 Kifer Road, Sunnyvale, California 94086; or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them if you wish to change your vote.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to the proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will have no effect on the outcome of the election of directors and will be counted as “Against” votes with respect to any proposals other than the election of directors. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, then your broker, bank or agent may vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, such as the vote for directors and ratification of our independent registered public accounting firm. Non-discretionary items include adoption of or amendments to stock plans.

How many votes are needed to approve each proposal?

•	For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

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To be approved, the amendment to increase the shares available under the 2005 Outside Directors Equity Plan must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

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To be approved, the amendment to increase the shares available under the Amended and Restated 1995 Employee Stock Purchase Plan must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

•

To be approved, the ratification of the selection of Deloitte as our independent registered public accounting firm must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

•

To be approved, the program permitting eligible employees to exchange certain outstanding stock options for a lesser number of restricted stock units must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 51,183,007 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 25,591,504 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a Board consisting of eight directors who will serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. David Rynne will not stand for re-election at the annual meeting. Therefore, by action of the Board and effective as of the annual meeting of stockholders, the authorized number of directors will be decreased to seven. The Board’s nominees for election at the annual meeting are Levy Gerzberg, Ph.D., Uzia Galil, Raymond A. Burgess, James D. Meindl, Ph.D, James B. Owens, Jr., Arthur B. Stabenow and Philip M. Young, each of whom has indicated his willingness to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. If elected, the nominees will serve as directors until our 2010 annual meeting of stockholders and until their successors are elected and qualified.

If a quorum is present and voting, the seven nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

The Board recommends a vote “FOR” the nominees named above.

The following table sets forth, for the nominees for election at the annual meeting, information with respect to their ages and background.

Name	Principal Occupation	Age	Director Since
Levy Gerzberg, Ph.D.	Our President and Chief Executive Officer	64	1981
Uzia Galil	Chairman and Chief Executive Officer of Uzia Initiative and Management Ltd.; our Chairman of Board	84	1983
Raymond A. Burgess	Consultant	50	2005
James D. Meindl, Ph.D.	Professor of Microelectronics, Georgia Institute of Technology	76	1986
James B. Owens, Jr.	Consultant	59	2003
Arthur B. Stabenow	Private Investor	70	1990
Philip M. Young	Managing Member, USVP Management Company LLC	69	1986

Levy Gerzberg was our co-founder in 1981 and has served as our President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as our President from 1981 to 1984 and as our Executive Vice President and Chief Technical Officer from 1985 to 1988. Prior to our co-founding, Dr. Gerzberg was Associate Director of Stanford University’s Electronics Laboratory. Dr. Gerzberg has over 25 years of experience in the high technology industry in the areas related to integrated circuits, software and systems utilizing digital signal processing in communication, consumer electronics and PC markets. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology in Haifa, Israel (“Technion”).

Uzia Galil has been one of our directors since 1983 and has served as Chairman of the Board since October 1993. Mr. Galil currently serves as Chairman and Chief Executive Officer of Uzia Initiative and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, electronic commerce and medical informatics, which he founded in November 1999. From 1962 until November 1999, Mr. Galil served as President and Chief Executive Officer of Elron Electronic Industries Ltd. (“Elron”), an Israeli high technology holding company, where he also served as Chairman of the Board of Directors. From January 1981 until leaving Elron, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Board of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron and all other private companies held in the Elron portfolio.

Mr. Galil currently serves as a director of Orbotech Ltd. and Partner Communications Ltd. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, an honorary doctorate from the Ben-Gurion University of the Negev in Israel and the Solomon Bublick Prize Laureate from the Hebrew University of Jerusalem. Mr. Galil is also a recipient of the Israel Prize.

Raymond A. Burgess has been one of our directors since April 2005. Since February 2008, he has been a business consultant. From November 2006 to February 2008, Mr. Burgess served as President and Chief Executive Officer of TeraVicta Technologies Inc. (“TeraVicta”), a provider of broadband MEMS switches and modules. On February 25, 2008, TeraVicta filed a petition for bankruptcy under Chapter 7 of Title 11 of the United States Code. From November 2005 to September 2006, Mr. Burgess was Chief Executive Officer of Tao Group, a private software company engaged in the development and sale of embedded software to enable multimedia in consumer and mobile communications devices. From July 2004 to November 2005, Mr. Burgess was engaged as a consultant to companies in the semiconductor industry and related fields. From April 2004 to July 2004, Mr. Burgess served as Senior Vice President, Strategy, Marketing and Communications of Freescale Semiconductor, Inc. From September 2000 to March 2004, Mr. Burgess served as Corporate Vice President, Strategy, Marketing and Communications for the Semiconductor Products Sector of Motorola , Inc. (“Motorola”) and he held a variety of other executive positions during a 20 year career at Motorola.

James D. Meindl has been one of our directors since March 1986. Dr. Meindl has been the Joseph M. Pettit Chair Professor in microelectronics at Georgia Institute of Technology since November 1993. From September 1986 to November 1993, Dr. Meindl served as Provost and Senior Vice President of Academic Affairs at Renssalaer Polytechnic Institute. Prior to September 1986, Dr. Meindl was a professor of electrical engineering and Director of the Stanford Electronics Laboratory and Center for Integrated Systems at Stanford University. Dr. Meindl is also a director of SanDisk Corporation.

James B. Owens, Jr. has been one of our directors since May 2003. Since January 2005, Mr. Owens has been principally engaged as a consultant to companies in the semiconductor industry. From January 2002 to January 2005, Mr. Owens served as President and Chief Executive Officer and a director of Strasbaugh, a provider of semiconductor manufacturing equipment. From December 1999 to August 2001, Mr. Owens served as President and Chief Executive Officer of Surface Interface, a supplier of high-end metrology equipment to the semiconductor and hard disk markets. From August 1998 to December 1999, Mr. Owens served as President of Verdant Technologies, a division of Ultratech Stepper. Mr. Owens holds a B.S. in Physics from Stetson University, an M.S. in Management from the University of Arkansas and an M.S.E.E. from Georgia Institute of Technology.

Arthur B. Stabenow has been one of our directors since November 1990. Mr. Stabenow has been principally engaged as a private investor since January 1999. From March 1986 to January 1999, Mr. Stabenow was Chief Executive Officer of Micro Linear Corporation, a semiconductor company. Mr. Stabenow also serves as a director of Applied Micro Circuits Corporation.

Philip M. Young has been one of our directors since January 1986. Mr. Young has been a managing member of USVP Management Company LLC, a venture capital management company, since April 1990, and a general partner or managing member of the general partners of various venture capital funds managed by that company. Mr. Young is also a director of several private companies.

Current Director Not Standing for Re-Election

David Rynne, age 68, has been one of our directors since August 2003 but will not stand for re-election at the annual meeting. Mr. Rynne is a retired senior financial executive with more than 35 years of experience in growing technology companies. Most recently, Mr. Rynne served as Chief Executive Officer of Receipt.com from July to December 1999 and as Vice President of Nortel Networks from August 1998 to June 1999. He served as Chief Financial Officer of Bay Networks from January 1997 to August 1998. Prior to joining Bay Networks, Mr. Rynne served as Chief Financial Officer at Tandem Computers from June 1983 to December 1996 and held a variety of financial management positions during an 18 year career at Burroughs Corporation. He is currently Chairman of the Board of Directors of Netfuel, Inc., a programmable network company, and serves on the Board of Directors of PD-LD, Inc., a fiber optic component company, and Synnex Corporation, an IT product distribution company.

Independence of the Board and its Committees

The Board has determined that Dr. Meindl and Messrs. Galil, Burgess, Owens, Rynne, Stabenow and Young are “independent directors” as defined under the rules of the Nasdaq Stock Market (“Nasdaq”), as currently in effect.

Board Meetings and Committees

The Board held eight meetings during the year ended December 31, 2008. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In 2008, no director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of committees of the Board on which such director served.

Audit Committee. The members of the Audit Committee are Messrs. Burgess, Owens, Rynne and Stabenow. Because Mr. Rynne will not stand for re-election at the annual meeting, the members of the Audit Committee, effective as of the annual meeting will be Messrs. Burgess, Owens and Stabenow. Mr. Stabenow is Chairman of the committee. The Board has determined that each of the members of the Audit Committee is independent for purposes of the applicable rules of Nasdaq and the SEC. The Board has also determined that Messrs. Burgess, Owens and Stabenow qualify as audit committee financial experts, as defined in the rules of the SEC. The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information, retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held ten meetings during 2008.

Compensation Committee. The members of the Compensation Committee are Mr. Galil, Dr. Meindl and Mr. Stabenow. Mr. Galil is Chairman of the committee. The Board has determined that each of the members of the Compensation Committee is independent for purposes of the applicable rules of Nasdaq. The Compensation Committee reviews the performance of our executive officers and approves their salaries and incentive compensation. For a description of the Compensation Committee’s processes and procedures for determining executive compensation, please see the “Compensation Discussion and Analysis” section below. The Compensation Committee held six meetings during 2008.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Owens, Stabenow and Young. Mr. Young is Chairman of the committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the Nasdaq rules. The Nominating and Corporate Governance Committee is responsible for identifying and considering qualified candidates for appointment and nomination for election to the Board and for making recommendations concerning such candidates, recommending corporate governance principles, codes of conduct and compliance mechanisms for us and providing oversight in the evaluation of the Board and its committees. The Nominating and Corporate Governance Committee held six meetings during 2008.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for the selection, and recommendation to the Board, of nominees for election as director. When considering the nomination of directors for election at an annual meeting, the Nominating and Corporate Governance Committee reviews the needs of the Board for various skills, background, experience, expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Corporate Governance Committee considers the perceived needs of the Board, the candidate’s relevant background, experience, skills and expected contributions to the Board, as well as the following factors:

•	the appropriate size of our Board and its committees;

•

diversity, age and skills, such as understanding of relevant technology, manufacturing operations, finance, marketing and international business operation, in the context of our perceived needs and the perceived needs of the Board at the time;

•	the relevant skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the benefits associated with continuity with the benefits of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee also seeks appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board for relevant background, experience and skills of its members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board with a diversity of experience at policy-making levels in business, technology and in areas relevant to our global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities that will be expected of them. Members of the Board are expected to rigorously prepare for, attend and participate in all meetings of the Board and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable Nasdaq listing requirements, at least a majority of the members of the Board must meet the definition of “independent director” set forth in such requirements and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management, including the Chief Executive Officer, to serve on the Board.

The Nominating and Corporate Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to General Counsel, Zoran Corporation, 1390 Kifer Road, Sunnyvale, CA 94086, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

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a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Under our Bylaws, written notice of such nomination, including certain information and representations specified in the Bylaws, must be delivered to our principal executive offices, addressed to the General Counsel, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

DIRECTOR COMPENSATION

Cash Compensation

For serving as a member of our Board of Directors, each of our directors that is not employed by us or one of our subsidiaries (a “non-employee director”) receives an annual retainer of $20,000 and a fee of $2,000 for each Board meeting attended. Board committee chairs receive $2,500 per quarter, and other committee members receive $1,500 per quarter, and all committee members receive $750 for each committee meeting attended.

Stock Options

Upon appointment or election to the Board of Directors, each non-employee director receives an option to purchase 30,000 shares of our common stock, vesting in four equal annual installments. Thereafter, on the date following each annual meeting of stockholders, each incumbent non-employee director who was not appointed or elected in the previous year receives an option to purchase 15,000 shares of our common stock, vesting in full on the day preceding the next annual meeting of stockholders, subject to the director’s continued service through that date. The exercise price of each such option is the closing price of our common stock on the date of grant. These options expire after 10 years.

The following table provides information regarding all compensation for 2008 for each of our non-employee directors. The compensation paid to Dr. Gerzberg, who is also one of our employees, is presented below in the Summary Compensation Table and the related explanatory tables. Dr. Gerzberg is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
Uzia Galil	$48,500	$149,705	—	$198,205
Raymond A. Burgess	$47,500	$165,085	—	$212,585
James D. Meindl, Ph.D.	$44,500	$149,705	—	$194,205
James B. Owens, Jr.	$58,000	$149,705	—	$207,705
David Rynne	$44,000	$149,705	—	$193,705
Arthur B. Stabenow	$72,500	$149,705	—	$222,205
Philip M. Young	$48,500	$149,705	—	$198,205

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. No equity awards granted to our non-employee directors were forfeited during 2008. Assumptions used in the calculation of these amounts for purposes of our financial statements for the years ended December 31, 2006, 2007 and 2008 are included in Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC.

(2)	As described above, we granted each of our non-employee directors an option to purchase 15,000 shares of our common stock on June 13, 2008. Each of these options had a per-share exercise price of $13.50 and a grant date fair value (as determined under FAS 123R), of $104,485. At December 31, 2008, the following directors had outstanding options to purchase the number of shares of our common stock set forth following their respective names: Mr. Galil, 126,600 shares; Mr. Burgess, 75,000 shares; Dr. Meindl, 126,600 shares; Mr. Owens, 105,000 shares; Mr. Rynne, 131,733 shares; Mr. Stabenow, 152,850 shares; Mr. Young, 126,600 shares.

Director Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines recommending minimum stock ownership levels for our non-employee directors. Holdings include our shares from all sources, including personal and trust holdings, restricted stock, restricted stock units, stock options and stock appreciation rights. The current members of the Board of Directors are each encouraged to own a number of shares of our common stock that have a value at least equal to three times the annual cash retainer paid for Board service. We recommend that new members of the Board of Directors comply with this guideline within three years of their initial election or appointment.

Director Training

Each of our directors attended an eight-hour training to aid them in effectively discharging their duties and familiarize them with the issues facing all boards of directors of publicly traded corporations, including best boardroom practices, compliance with the Sarbanes-Oxley Act, compensation, audit committee practices, litigation, director and officer insurance coverage and ethical concerns.

Communications with Directors; Attendance at Annual Meetings

Stockholders may communicate with the Board, or any individual director, by mail addressed to the intended recipient c/o General Counsel, Zoran Corporation, 1390 Kifer Road, Sunnyvale, CA 94086, by facsimile to (408) 523-6501 or by email to board.directors@zoran.com. The General Counsel will maintain a log of such communications and transmit them promptly to the identified recipient except in the case of communications that are in bad taste or present security concerns, or communications that relate primarily to commercial matters unrelated to the sender’s interests as a stockholder. The intended recipient will be advised of any communication withheld for such reasons.

We do not have a policy regarding directors’ attendance at annual meetings. None of our directors attended the 2008 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. Copies of the charters of the Audit Committee, the Compensation Committee and Nominating and Corporate Governance Committee are available on our website at http://www.zoran.com/Corporate-Governance.

The Board has also adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership, director stock ownership guidelines and other Board governance matters. Links to these materials are available on our website at http://www.zoran.com/Corporate-Governance.

Code of Business Conduct and Ethics

We have in place a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. This code is available on our website at http://www.zoran.com/Corporate-Governance. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO

INCREASE THE SHARES AVAILABLE UNDER THE

2005 OUTSIDE DIRECTORS EQUITY PLAN

At the annual meeting, the stockholders will be asked to approve an amendment to the Zoran Corporation 2005 Outside Directors Equity Plan (the “2005 Directors Plan”) that would increase the number of shares available for award grant purposes under the 2005 Directors Plan by 600,000 shares. The Board of Directors approved the amendment, subject to stockholder approval, on April 22, 2009.

As of March 31, 2009, a total of 405,000 shares of our common stock were subject to outstanding awards granted under the 2005 Directors Plan and an additional 195,000 shares of our common stock were then available for new award grants under the 2005 Directors Plan.

We are requesting that the stockholders approve the amendment to increase the shares available under the 2005 Directors Plan in order to assist us in attracting and retaining highly qualified individuals to serve as our independent directors and to provide an incentive toward increasing our value for our stockholders. The Board of Directors believes that attracting and retaining qualified members has become more challenging in the past few years in light of recent changes in the business and regulatory environment that require public companies to have more independent directors on their boards and require their board members to make increasing time commitments. Having a competitive equity incentive program for non-employee directors is an important factor in recruiting and retaining the caliber of directors essential to our success. In addition, the Board of Directors believes that equity ownership by directors is important in aligning the interests of management and our stockholders.

The Board of Directors believes that the proposed amendment of the 2005 Directors Plan is in our best interests and the best interests of our stockholders in order to provide a competitive equity incentive program that will enable us to continue to recruit and retain the capable directors essential to our long-term success. Therefore, the Board urges you to vote to approve the proposed amendment of the 2005 Directors Plan.

Summary of the 2005 Directors Plan

The following summary of the 2005 Directors Plan is qualified in its entirety by the full text of the 2005 Directors Plan, which has been filed as an exhibit to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2005 Directors Plan by writing to the Corporate Secretary, Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086, or by facsimile to (408) 523-6541 or by e-mail to legal@zoran.com.

General. The purpose of the 2005 Directors Plan is to advance our interests by providing an incentive to attract and retain qualified individuals to serve on our Board of Directors and to provide them with a personal stake in our success. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock units and deferred compensation awards.

Authorized Shares. A total of 600,000 shares of our common stock is currently authorized for issuance under the 2005 Directors Plan. If stockholders approve the 2005 Directors Plan proposal, the share limit for the 2005 Director Plan will be increased by an additional 600,000 shares.

Share Accounting and Adjustments. Each share subject to a stock option, stock appreciation right or deferred compensation award will reduce the number of shares remaining available for grant under the 2005 Directors Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right or deferred compensation award) will reduce the number of shares remaining available for grant under the 2005 Directors Plan by 1.3 shares.

If any award granted under the 2005 Directors Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if we forfeit or repurchase shares subject to forfeiture or repurchase are forfeited or repurchased by us for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Directors Plan. Shares withheld or reacquired by us in satisfaction of a tax withholding obligation will not again become available under the 2005 Directors Plan. The number of shares available under the 2005 Directors Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Directors Plan will be reduced by the gross number of shares for which the option is exercised. Appropriate adjustments will be made to the number of shares authorized under the 2005 Directors Plan, to the numerical limits on awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Board of Directors also has the discretion under the 2005 Directors Plan to adjust the terms of outstanding awards as it deems appropriate.

Certain Award Limits. In addition to the limitation described above on the total number of shares of our common stock that are authorized for issuance under the 2005 Directors Plan, the 2005 Directors Plan limits the numbers of shares that may be subject to awards granted to any director in any fiscal year, subject to adjustment as described under “Share Accounting and Adjustments” above. A director may not be granted an award for more than 20,000 shares in any fiscal year, except that this limit may be increased by up to an additional 40,000 shares in the fiscal year in which the individual is first appointed or elected to the Board of Directors, up to an additional 10,000 shares in any fiscal year in which the director is serving as the chairman or lead director of the Board of Directors, up to an additional 2,500 shares for each committee of the Board of Directors on which the director is serving other than as chairman, and up to an additional 5,000 shares for each committee of the Board of Directors on which the director is serving as chairman.

Administration. The 2005 Directors Plan is generally administered by the Board of Directors or by a committee or subcommittee of the Board of Directors appointed to administer the 2005 Directors Plan. For purposes of this summary, the term “Board” will refer to either such committee or the Board of Directors. Subject to the provisions of the 2005 Directors Plan, the Board determines in its discretion when and to whom awards are granted, the types and sizes of awards, the vesting and/or holding periods applicable to awards and all other terms and conditions of awards. The Board may, subject to the limitations in the 2005 Directors Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The 2005 Directors Plan provides, subject to certain limitations, for our indemnification of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Directors Plan. All awards granted under the 2005 Directors Plan will be evidenced by a written agreement between us and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Directors Plan. The Board has the authority to interpret the 2005 Directors Plan and awards granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the 2005 Directors Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Directors Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Board may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

Eligibility. Awards may be granted under the 2005 Directors Plan only to persons who, at the time of grant, are serving as members of the Board of Directors and who are not our employees or employees of any of our parents, subsidiaries or other affiliates. As of March 31, 2009, all seven of our non-employee directors were eligible for award grants under the 2005 Directors Plan.

Awards Granted Under the 2005 Directors Plan. The Board may, from time to time, establish awards to be granted on a periodic, nondiscriminatory basis to non-employee members of the Board of Directors. Additional awards may be granted to non-employee directors in consideration of service on one or more committees of the Board, service as chairman of one or more committees of the Board, service as chairman or lead director of the Board or the individual’s initial appointment or election to the Board. Awards granted under the 2005 Directors Plan may be granted in the form of nonstatutory stock options, stock appreciation rights, restricted stock units and deferred compensation awards. Each of these types of awards is described in more detail below. Subject to the limits described above under “Certain Award Limits,” the Board will determine the amount(s) and type(s) of such awards.

Stock Options. The Board may grant nonstatutory stock options under the 2005 Directors Plan. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. The 2005 Directors Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to us of shares of common stock owned by the participant having a fair market value not less than the exercise price (to the extent legally permitted); by means of a net-exercise procedure; by such other lawful consideration as approved by the Board; or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by us, through the participant’s surrender of a portion of the option shares to us.

Options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The maximum term of any option granted under the 2005 Directors Plan is ten years. Unless otherwise provided by the Board, an option generally remains exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months. However, if the director has served continuously on the board for at least two years as of the date of death or disability, or if the director’s service terminates due to his or her retirement, the option will generally remain exercisable until its expiration date. In all cases, the option may not be exercised at any time after its expiration date. Stock options may be assigned or transferred to certain family members to the extent permitted by the Board.

Stock Appreciation Rights. The Board may grant stock appreciation rights either in tandem with a related option (“Tandem SAR”) or independently of any option (“Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. The exercise price of a Tandem SAR is the same as the exercise price of the related option, and the exercise price of a Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Board’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock and may be paid in a lump sum or on a deferred basis in accordance with the terms of the participant’s award agreement. The maximum term of any stock appreciation right granted under the 2005 Directors Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Board, a Tandem SAR related to a stock option and a Freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Board. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Units. The Board may grant restricted stock units under the 2005 Directors Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Board may grant restricted stock unit awards subject to such vesting requirements and other terms and conditions as established by the Board. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Deferred Compensation Awards. The 2005 Directors Plan authorizes the Board to establish a deferred compensation award program. If such a program is implemented, directors would be able to elect to receive an award of deferred stock units in lieu of compensation otherwise payable in cash. Each such deferred stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are settled by distribution to the participant of a number of whole shares of common stock equal to the number of deferred stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award in accordance with applicable tax laws. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units are entitled to dividend equivalent rights with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents are credited in the form of additional whole deferred stock units. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Change in Control. In the event of a Change in Control, the vesting of all awards granted under the 2005 Directors Plan and held by a participant whose service has not terminated prior to the date of the Change in Control will be accelerated in full. Restricted stock unit awards and deferred compensation awards granted under the 2005 Directors Plan will be settled on the date of the Change in Control. The 2005 Directors Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2005 Plan) becoming the direct or indirect beneficial owner of more than 50% of our voting stock, (b) our liquidation or dissolution, or (c) the occurrence of any of the following events upon which our stockholders immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of our voting securities, our successor or the entity to which our assets were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; or (iii) the sale, exchange or transfer of all or substantially all of our assets (other than a sale, exchange or transfer to one or more of our subsidiaries).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of the participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Board may provide for the settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2005 Directors Plan also authorizes the Board, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award.

Awards Subject to Section 409A of the Code. Certain awards granted under the 2005 Directors Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Directors Plan to the contrary, the Board is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Directors Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment. The 2005 Directors Plan will continue in effect until its termination by the Board, provided that no awards may be granted under the 2005 Directors Plan following the tenth anniversary of the 2005 Directors Plan’s effective date, which will be the date on which it is approved by the stockholders. The Board may terminate or amend the 2005 Directors Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Directors Plan or require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Directors Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Nonstatutory Stock Options. Options granted under the 2005 Directors Plan are nonstatutory stock options and are not intended to qualify as “incentive stock options” for tax purposes. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, is taxed as capital gain or loss. We generally are entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally recognizes ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally are entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards. A participant generally recognizes no income upon the grant of a restricted stock unit award. Upon the settlement of such awards, participants normally recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. Upon the sale of any shares received, any further gain or loss is taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards. A participant generally recognizes no income upon the receipt of deferred stock units. Upon the settlement of deferred stock units, the participant normally recognizes ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the shares were transferred to the participant, is taxed as capital gain or loss. We generally are entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Specific Benefits under the 2005 Directors Plan

None of the Company’s officers and employees (including the named executive officers) is eligible to receive awards under the 2005 Directors Plan. As described above under “Director Compensation,” the Board has adopted a program under the 2005 Directors Plan that provides for grants of stock options to be made to non-employee directors upon their election or appointment to the Board and for grants of stock options to be made each year in conjunction with the annual meeting. The number of stock options that will be allocated, based on the following assumptions, to the Company’s six non-employee directors nominated for re-election at the annual meeting pursuant to the annual award grants under the current program is 630,000 (15,000 x 6 x 7) stock options. This represents the aggregate number of shares that would be subject to the annual grants to non-employee directors under the 2005 Directors Plan for calendar years 2009 through 2015 (the seven remaining years in the term of the plan), assuming, among other future variables, that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the types of annual awards and the number of shares subject to each annual award (15,000 stock options) granted under the 2005 Directors Plan. The actual number of shares that will be subject to stock options for initial one-time grants to new directors under the plan and the number of other discretionary awards that may be made under the plan is not determinable.

The closing market price for a share of our common stock as of March 31, 2009 was $8.80 per share.

AGGREGATE PAST GRANTS UNDER THE 2005 DIRECTORS PLAN

As of March 31, 2009, awards covering 405,000 shares of the Company’s common stock had been granted under the 2005 Directors Plan. The following table shows information regarding the awards made to the Company’s non-employee directors under the plan as of that date. As noted above, none of the Company’s officers and employees (including the named executive officers) is eligible to receive awards under the 2005 Directors Plan.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Outstanding Options as of March 31, 2009
			Exercisable	Unexercisable
Uzia Galil	60,000	0	45,000	15,000
Raymond A. Burgess	45,000	0	30,000	15,000
James D. Meindl, Ph.D.	60,000	0	45,000	15,000
James B. Owens, Jr.	60,000	0	45,000	15,000
David Rynne	60,000	0	45,000	15,000
Arthur B. Stabenow	60,000	0	45,000	15,000
Philip M. Young	60,000	0	45,000	15,000

Total for Non-Executive Director Group:	405,000	0	300,000	105,000

Each of the non-employee directors identified above (other than Mr. Rynne) is a nominee for re-election as a director at the annual meeting.

Required Vote and Board of Directors’ Recommendation

The Board of Directors believes that the approval of the amendment to the 2005 Directors Plan will promote our interests and our stockholders’ interests and will help us continue to be able to attract, retain and reward persons important to our success.

All non-employee members of the Board of Directors are eligible for awards under the 2005 Directors Plan and thus have a personal interest in the approval of the amendment to the 2005 Directors Plan. The Company’s executive officers are not eligible to participate in the 2005 Directors Plan.

Approval of this proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on this proposal at the annual meeting of stockholders, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Our Board of Directors recommends that you vote “FOR” approval of the amendment to increase the shares available under the 2005 Directors Plan as described above.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO

INCREASE THE SHARES AVAILABLE UNDER THE AMENDED AND RESTATED

1995 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the stockholders are being asked to approve an amendment to Zoran’s Amended and Restated 1995 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the maximum number of shares of common stock that may be issued under the Purchase Plan by 3,000,000 shares. Our stockholders have previously authorized 4,225,000 shares of our common stock for purchase by employees under the Purchase Plan. As of March 31, 2009, a total of 1,373,752 shares remained available for purchase under the Purchase Plan.

The Board of Directors believes that the Purchase Plan benefits us and our stockholders by helping to attract, retain and motivate valued employees by offering an opportunity to purchase shares of our common stock through payroll deductions. The Board of Directors approved this amendment, subject to stockholder approval, to permit us to continue offering this opportunity to our employees.

Summary of the 1995 Employee Stock Purchase Plan, as Amended

The following summary of the Purchase Plan is qualified in its entirety by the full text of the Purchase Plan, which has been filed as an exhibit to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the Purchase Plan by writing to the Corporate Secretary, Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086, or by facsimile to (408) 523-6541 or by e-mail to legal@zoran.com.

General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Each participant in the Purchase Plan is granted, at the beginning of each offering period under the plan (an “Offering”), the right to purchase through accumulated payroll deductions up to a number of shares of common stock (a “Purchase Right”) determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period within the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

Authorized Shares. Currently, a maximum of 4,225,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure or in the event of any merger, sale of assets or other reorganization. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to authorize an additional 3,000,000 shares for issuance under the Purchase Plan, for a cumulative, aggregate maximum of 7,225,000 shares. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board. (For the purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

Eligibility. Any of our employees or employees of any of our present or future parent or subsidiary corporations designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock or of the stock of any of our parents or subsidiaries is entitled to participate in the Purchase Plan. As of March 31, 2009, approximately 1,300 employees were eligible to participate in the Purchase Plan.

Offerings. Generally, each Offering of common stock under the Purchase Plan is for a period of 24 months (an “Offering Period”). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. However, employees may only participate in one Offering at a time. Offering Periods generally commence on the first day of May and November of each year (an “Offering Date”) and end on the last day of the second following April and October, respectively. Each Offering Period is generally comprised of four six-month purchase periods (“Purchase Periods”). Shares are purchased on the last day of each Purchase Period (“Purchase Dates”). The Board may establish a different term for one or more Offerings (not to exceed 27 months) or Purchase Periods or different commencement or ending dates for an Offering or a Purchase Period.

Participation and Purchase of Shares. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions, which may not exceed 10% of compensation for each pay period during an Offering or such other rate as the Board determines. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the Purchase Plan, or terminates employment.

The Purchase Plan provides that each participant in a 24-month Offering has a maximum Purchase Right equal to the lesser of the number of whole shares determined by dividing $50,000 by the fair market value of a share of common stock on the Offering Date or 7,500 shares, subject to certain limitations. These dollar and share amounts are pro-rated for any Offering Period that is less than 23 1/2 months or more than 24 1/2 months in duration. Notwithstanding any other provision of the Purchase Plan, no participant may purchase under the Purchase Plan shares of common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of our common stock on the Offering Date).

At the end of each Purchase Period, a participant acquires the number of shares of common stock determined by dividing the total amount of payroll deductions from the participant’s compensation during the Purchase Period by the purchase price, or such lesser number of shares as is subject to the participant’s Purchase Right for the Offering. The per share purchase price at which the shares are sold under the Purchase Plan generally equals 85% of the lesser of the fair market value of a share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on Nasdaq. Any payroll deductions under the Purchase Plan not applied to the purchase of shares are returned to the participant, except for an amount insufficient to purchase another whole share, which amount may be applied to the next Offering.

A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by our stockholders in a single transaction or series of related transactions of more than 50% of our voting stock, (ii) a merger or consolidation in which we are a party, (iii) the sale, exchange or transfer of all or substantially all of our assets, or (iv) our liquidation or dissolution wherein, upon any such event, our stockholders immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of our voting stock, our successor, or the corporation to which our assets were transferred (a “Change in Control”), the acquiring or successor corporation may assume our rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation’s stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the next Purchase Date to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

Termination or Amendment. The Purchase Plan will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of our stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan or changing the parent or subsidiary corporations that are designated for inclusion in the Purchase Plan. Generally, a termination or amendment may not affect any outstanding Purchase Right unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding Purchase Right without the consent of the participant. However, if the Board determines that continuation of the Purchase Plan or any Offering would result in unfavorable financial accounting consequences to us as a result of a change in applicable accounting principles, then the Board may unilaterally terminate the Plan or any Offering Period, accelerate the Purchase Date of any Offering Period, reduce the discount applicable in determining the purchase price, reduce the maximum number shares that can be purchased in any Offering Period or take any combination of these actions.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of our common stock under the terms of the Purchase Plan so long as it qualifies under Section 423 of the Code. If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable Offering or within one year from the Purchase Date (a “disqualifying disposition”), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, otherwise it will be short-term.

If a participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering and at least one year after the Purchase Date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) the difference between the fair market value of the shares on the first day of the applicable Offering and the purchase price (determined as if the Purchase Right were exercised on such date). The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We should be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed.

Securities Underlying Awards

On March 31, 2009, the per share closing price of the Company’s common stock was $8.80 as reported on Nasdaq.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of the common stock under the Purchase Plan (subject to the limitations discussed above) is entirely within the discretion of each participant. If the proposed amendment of the Purchase Plan had been in effect for our fiscal year ended December 31, 2008, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased as set forth in the table below.

As of March 31, 2009, 2,851,248 shares of our common stock had been purchased under the Purchase Plan. The following number of shares have been purchased by the persons and groups identified below:

AGGREGATE PAST PURCHASES UNDER THE 1995 EMPLOYEE STOCK PURCHASE PLAN

Name	Aggregate Number of Shares Purchased Under the Plan in the Fiscal Year Ended December 31, 2008	Aggregate Number of Shares Purchased Under the Plan in All Completed Offering Periods
Named Executive Officers:
Levy Gerzberg, Ph.D.	2,250	27,607
Karl Schneider	2,240	16,861
Isaac Shenberg, Ph.D.	2,030	22,307

Total for All Current Executive Officers (3 persons):	6,520	66,775
Non-Executive Director Group (7 persons):	N/A	N/A
Each other person who has received 5% or more of the options, warrants or rights under the Purchase Plan	N/A	N/A
All employees, including all current officers who are not executive officers or directors, as a group	746,680	2,784,473

Total	753,200	2,851,248

Required Vote and Board of Directors’ Recommendation

The Board of Directors believes that the approval of the amendment to the Purchase Plan will promote our interests and the interests of our stockholders and will help us continue to be able to attract, retain and reward persons important to our success.

All of our executive officers are eligible to participate in the Purchase Plan and thus have a personal interest in the approval of the amendment to the Purchase Plan. Members of the Board of Directors are not eligible to participate in the Purchase Plan.

Approval of this proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on this proposal at the annual meeting of stockholders, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Our Board of Directors recommends that you vote “FOR” approval of the amendment to increase the shares available under the Purchase Plan as described above.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the first quarter of 2009, the Audit Committee of our Board solicited proposals from several audit firms to serve as our independent registered public accountants. On March 25, 2009, the Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009, subject to agreement on terms with Deloitte. Deloitte was engaged on April 2, 2009. A representative of Deloitte is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with us that would impair its independence. During the years ended December 31, 2007 and 2008, and through April 1, 2009, neither us nor anyone acting on our behalf has consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

To be approved, the ratification of the selection of Deloitte as our independent registered public accounting firm must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accountant for the fiscal year ended December 31, 2008. On March 25, 2009, the Audit Committee approved the dismissal of PwC as our independent registered public accounting firm, subject to agreement with successor independent registered public accounting firm on terms of engagement. On March 30, 2009, our management, on behalf of the Audit Committee, notified PwC of its dismissal as our independent registered public accounting firm. PwC’s audit reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2007 and 2008, and in the subsequent interim period through March 31, 2009, there were (i) no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We requested that PwC furnish a letter addressed to the SEC, stating whether or not it agreed with our statements. A copy of PwC’s letter dated April 2, 2009 is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2009. A representative of PwC is not expected to be present at the annual meeting.

The following table sets forth the aggregate fees billed to us for the years ended December 31, 2007 and 2008 by PwC:

	2007	2008
Audit fees(1)	$1,608,292	$1,145,000
Audit-Related Fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	1,500	1,500

Total	$1,609,792	$1,146,500

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. Audit fees also include fees related to PwC’s audit of the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-Related fees consist of fees not reported under the Audit fees section that are billed for professional services rendered for the audit or review of our consolidated annual financial statement and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	Other fees include fees for accounting library software and other miscellaneous services.

Our policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Management is responsible for reporting to the Audit Committee on a quarterly basis regarding expenditures for non-audit services made in accordance with this pre-approval.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on this proposal at the annual meeting of stockholders, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Our Board of Directors recommends that you vote “FOR” the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2009.

PROPOSAL NO. 5

APPROVAL OF OPTION EXCHANGE PROGRAM

On April 22, 2009, our Board of Directors authorized, subject to stockholder approval, a program (the “Exchange Program”) that will permit our eligible employees to exchange outstanding options with an exercise price that is greater than the highest closing price of our common stock during the 52-week period prior to the date on which the Exchange Program commences and that were granted more than two years before the date the Exchange Program commences (the “Eligible Options”) for a lesser number of restricted stock units (the “Stock Units”) to be granted under the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). Options that have a remaining term of less than two years when the Exchange Program commences will also not be Eligible Options. In determining the exchange ratios and other information presented in this proposal, we have used $16.22, which was the highest stock price during the 52-week period ending April 23, 2009, as the minimum exercise price for Eligible Options. As that highest stock price occurred in June 2008 and the Exchange Program is not expected to commence until sometime after the Annual Meeting, it is possible that the minimum exercise price for Eligible Options will be lower than $16.22, and we have provided additional examples in this proposal, for illustrative purposes only, based on a minimum exercise price of $11.50 per share. As noted below, the Compensation Committee will finalize the minimum exercise price for the Eligible Options, the exchange ratios and the other terms and conditions of the Exchange Program prior to the commencement of the offer.

The Exchange Program will be open to all of our eligible employees and eligible employees of any of our subsidiaries designated for participation by the Compensation Committee of the Board of Directors. However, members of the Board of Directors and our executive officers will not be eligible to participate in the Exchange Program.

Each Stock Unit granted in the Exchange Program will represent a right to receive one share of our common stock on a specified future date when the Stock Unit vests, subject to the participant’s continued employment through the vesting date. The number of Stock Units to be granted for an Eligible Option tendered for exchange will depend on the “exchange ratio” for the Eligible Option as described below under “Exchange Ratios.” These exchange ratios are intended to result in the grant of Stock Units that have a grant-date value no greater than the value as of the date of the Exchange Program of the cancelled options they replace, with the value of the options determined using a Black-Scholes option valuation model as described below and the grant-date value of the Stock Units to be based on the average trading price of our common stock during the 20-day period prior to the commencement of the Exchange Program. The Stock Units will be subject to vesting schedules ranging from a minimum of two years to a maximum of four years, depending on the remaining vesting period of the Eligible Option exchanged. The minimum vesting period of two years will apply to Stock Units even if they are granted in exchange for Eligible Options that are otherwise fully vested. In no event will the vesting period of the Stock Units be shorter than the vesting period of the corresponding Eligible Option.

We are required under the 2005 Plan to obtain stockholder approval of the Exchange Program. If stockholders do not approve this Exchange Program proposal, we will not offer the Exchange Program, and the Eligible Options will continue in accordance with their terms.

Reasons for the Exchange Program

We have granted stock options annually to a substantial number of our employees and employees of our subsidiaries. When the Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the market price of a share of our common stock on the effective date of the option grant. Thus, an employee receives value only if he or she exercises the option and sells the purchased shares at a price that exceeds the option’s exercise price.

Like many semiconductor companies, our stock price has experienced a significant decline driven primarily by the impact the worldwide economic downturn has had on our business. As a result, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of April 23, 2009, employees held Eligible Options covering approximately 2,132,000 shares with exercise prices ranging from $16.22 per share to $29.13 per share, while the closing price of our common stock on the Nasdaq Global Select Market on that date was $9.03. These “out-of-the-money” options are no longer effective as performance and retention incentives. Over the years, we have continually invested in leading edge technologies and growth initiatives to enhance our competitive position in new and existing market segments. We believe that to maintain our competitive positions and enhance long-term stockholder value we need to maintain competitive employee compensation, incentive and retention programs. An equity stake in the success of the company is a critical component of these programs. We believe the Exchange Program is in the best interest of our stockholders as it would help realign equity incentives with current market realities, provide us with an opportunity to restore incentives for eligible employees to help achieve our future growth and success and as discussed below, help us in retaining employees critical to our future success.

We have worked aggressively to meet the challenges of the economic downturn and we are highly focused on controlling costs and improving efficiencies. We have successfully worked to control costs and have made selective reductions in our headcount. We have maintained a strong balance sheet including a substantial cash balance, reduced accounts receivables and continued declines in inventories. However, the dramatic decline in consumer spending has severely impacted our business and we are seeing increasing pressure on pricing and margins for our products. We experienced an unprecedented 41% decline in fourth quarter revenue for fiscal year 2008 from the third quarter, resulting in revenue levels we have not seen since the first quarter of 2005.

While we will continue with our efforts to control costs and maintain market position, the impact of the deteriorating macroeconomic environment has caused a significant decline in the price of our common stock. It is unclear when an economic recovery will take place and there remains a high degree of uncertainty around consumer demand. Despite these challenges, management feels strongly that we will weather the downturn and emerge in a position to benefit from a recovery. In order to accomplish this, it is necessary to retain employees, many of whom are highly-specialized engineers that would be difficult to replace. Many of these employees have had and we suspect will continue to have other opportunities, with employers who can offer new equity-based awards reflecting current trading prices. Accordingly, we believe the Exchange Program would serve as a key component to our success by motivating our employees to remain with us.

Many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock award “overhang” (which is generally the number of shares subject to a company’s outstanding equity awards expressed as a percentage of the company’s total number of issued and outstanding shares). Under the proposed Exchange Program, participating employees will receive significantly fewer Stock Units than the number of shares subject to options surrendered. In addition, shares subject to Eligible Options that were granted under one of our equity incentive plans other than the 2005 Plan and are surrendered in the Exchange Program will NOT be available for award grant purposes under the 2005 Plan or any of our other plans. Shares subject to Eligible Options that were granted under the 2005 Plan and are surrendered in the Exchange Program will be available for future awards under the 2005 Plan, but this number of shares will be reduced by the number of shares subject to Stock Units granted pursuant to the Exchange Program using the share-counting ratio applicable to awards of Stock Units granted under the 2005 Plan. As provided in the 2005 Plan, each share subject to a Stock Unit award granted pursuant to the Exchange Program will be counted against the share limits of the 2005 Plan as 1.3 shares for every one share actually issued in connection with the award.

Because participating employees will exchange a greater number of options for a lesser number of Stock Units, and because shares subject to Eligible Options that were not granted under the 2005 Plan will not be available for future award grant purposes, we expect that the number of shares of stock subject to all outstanding equity awards will be reduced under the Exchange Program, reducing the overall stock award overhang. Based on the number of Eligible Options outstanding on April 23, 2009 and assuming 100% participation by eligible employees, a minimum exercise price for Eligible Options of $16.22 per share and the application of the illustrative exchange ratios described in the table set forth under “Exchange Ratios” below, Eligible Options for approximately 2,132,000 shares would be surrendered and cancelled, while approximately 639,000 Stock Units would be issued. Of these 2,132,000 shares, approximately 1,179,000 shares (or approximately 2.3% of the total number of our issued and outstanding shares as of April 23, 2009) were subject to Eligible Options that were not granted under our 2005 Plan. As noted above, these shares would not be available for future award grants under our 2005 Plan or any of our other equity incentive plans.

The Board of Directors believes that the Exchange Program is favorable to the interests of our stockholders and, at the same time, will restore incentives for employees currently holding underwater stock options to remain with us and to contribute to the growth and success of our business. Therefore, the Board urges you to vote to approve the Exchange Program.

Implementing the Exchange Program

We have not commenced the Exchange Program and will not do so unless our stockholders approve this proposal. Provided such approval is received, the Exchange Program will commence at a time determined by the Compensation Committee of the Board of Directors. However, even if the Exchange Program is approved by our stockholders, the Compensation Committee will retain the authority, in its discretion, to terminate or postpone the Exchange Program at any time prior to expiration of the election period under the Exchange Program. Upon the commencement of the Exchange Program, eligible employees holding Eligible Options will receive written materials explaining the precise terms and timing of the Exchange Program (an “Offer to Exchange”). Employees will be given at least 20 business days to elect to surrender their Eligible Options in exchange for Stock Units. At or before commencement of the Exchange Program, we will file the Offer to Exchange with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

If stockholders approve this Exchange Program proposal, we may need to address issues of local law in certain foreign jurisdictions to enable employees that are otherwise eligible to participate in the Exchange Program. We would not expect these actions to take more than a couple of months, and in any event, if stockholders approve the proposal, we would anticipate commencing the Exchange Program no later than December 31, 2009. For purposes of the examples in this proposal, we have assumed a commencement date of July 1, 2009.

Description of the Exchange Program

Eligible Options. As noted above, the “Eligible Options” as of the date the Exchange Program commences that may be exchanged are options (1) with an exercise price that is higher than the highest closing price of our common stock during the 52-week period prior to that date, (2) were granted more than two years prior to that date and (3) will have a remaining term of life of more than two years as of that date. As of April 23, 2009, options for approximately 8,327,000 shares of our common stock were outstanding under all of our equity compensation plans, including options held by former employees of Oak Technology, Inc. assumed by us in our 2003 acquisition of that company. Of these outstanding options, the number of options held by eligible employees with exercise prices above $16.22 (the highest closing price of our common stock during the 52-week period ending April 23, 2009) that were granted more than two years ago and have at least a two year or longer remaining life is approximately 2,132,000. By way of example only, if the highest closing price of our common stock during the 52-week period prior to the date on which the Exchange Program commences was $11.50, the number of options held by eligible employees with exercise prices above $11.50 that were granted more than two years ago and have at least two years or longer remaining life is approximately 2,799,000. In all cases, options that have exercise prices less than the highest closing price of our common stock as reported on the Nasdaq Global Select Market during the 52-week period prior to the commencement of the Exchange Program and options granted either less than two years before the commencement of the Exchange Program or having less than a two year remaining life will not be Eligible Options. The Compensation Committee will finalize the minimum exercise price of the Eligible Options prior to the commencement of the Exchange Program and may increase (but not decrease) the minimum exercise price for Eligible Options above the 52-week high for our stock price if it deems appropriate in light of our stock price at the time the Exchange Program commences.

Eligible Employees. The Exchange Program will be open to all of our employees and employees of any of our subsidiaries designated for participation by the Compensation Committee who hold Eligible Options. However, members of our Board of Directors and our executive officers will not be able to participate. We may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if local law would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our participating subsidiaries both at the time the Offer to Exchange commences and on the date the surrendered options are cancelled and Stock Units are granted to replace them. Any employee holding Eligible Options who elects to participate but whose employment terminates for any reason prior to the grant of the Stock Units, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her Eligible Options subject to their existing terms. As of April 23, 2009, Eligible Options were held by approximately 620 eligible employees (based on a minimum exercise price for Eligible Options of $16.22 per share). By way of example, if the minimum exercise price of Eligible Options, based on the highest closing price of our common stock during the 52-week period prior to the commencement of the Exchange Program, were $11.50, the number of eligible employees holding Eligible Options would be 785.

Exchange Ratios. Our objective is to establish exchange ratios that will result in the grant of Stock Units in the Exchange Program that, in the aggregate, will have a value no greater than the value of the Eligible Options surrendered. The exchange ratios will be finalized by the Compensation Committee prior to the commencement of the Exchange Program and will be based on the exercise price and remaining term of each Eligible Options. With the assistance of a consulting firm, we have estimated the fair value of the Eligible Options using a Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option, and we have been using this model for required footnote disclosures in our financial statements. We then calculated the illustrative exchange ratios listed in the table below for the Eligible Options based on these Black-Scholes valuations and an assumed fair market value for one share of our common stock underlying a Stock Unit to be issued in the Exchange Program. For this purpose, we assumed a fair market value per share equal to $9.25, which was the average closing price per share of our common stock on the Nasdaq Global Select Market over the period from March 26, 2009 to April 23, 2009.

TABLE OF EXCHANGE RATIOS

	Remaining Term Range (in years)	Exercise Price Range	Total Shares Underlying Options	Weighted Average Remaining Term	Weighted Average Exercise Price	Exchange Ratio	Total Restricted Stock Units to be Granted (Assuming 100% Participation)
Tier 1	6.5 to 8.0 Years	$16.22 - $29.99	953,000	7.87	$19.95	2.75 to 1	347,000
Tier 2	4.5 to 5.5 Years	$16.22 - $29.99	934,000	4.73	$17.25	3.75 to 1	249,000
Tier 3	3.6 to 4.4 Years	$16.22 - $29.99	193,000	4.27	$23.50	5.00 to 1	38,000
Tier 4	2.0 to 3.5 Years	$16.22 - $29.99	52,000	2.84	$23.42	10.00 to 1	5,000

Overall	2.0 to 8.0 Years	$16.22 - $29.99	2,132,000	6.04	$19.17	3.3 to 1	639,000

The total number of Stock Units a participating employee will receive with respect to a surrendered Eligible Option will be determined by multiplying the number of shares subject to the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. For example, if an eligible employee elected to tender for exchange an Eligible Option covering 1,500 shares of our common stock with a per-share exercise price of $16.27, the employee would be granted an award of 400 Stock Units in exchange for that Eligible Option (based on a 3.75-to-1 exchange ratio).

For illustrative purposes only, the following table presents information concerning options that may be Eligible Options based on a minimum exercise price of Eligible Options of $11.50 per share and the other assumptions set forth above (including a fair market value per share of $9.25):

Remaining Term Range (in years)	Exercise Price Range	Total Shares Underlying Options	Weighted Average Remaining Term	Weighted Average Exercise Price	Total Restricted Stock Units to be Granted (Assuming 100% Participation)*
2.0 to 8.0 Years	$11.50 - $16.21	667,000	4.41	$13.43	232,000

*	This number is estimated based on the principles used to calculate the exchange ratios presented above. Based on these principles, we estimate that the majority of these options would fall into the Tier 1 category presented above (with a 2.75-to-1 exchange ratio).

As described above, the illustrative valuation of the Eligible Options and the Stock Units that may be granted under the Exchange Program was made and the exchange ratios were calculated on the basis of our average stock price over the period from March 26, 2009 to April 23, 2009. The Compensation Committee will finalize the minimum exercise price for Eligible Options, the exchange ratios and the other terms of the Exchange Program using the approach outlined in this proposal prior to the commencement of the Exchange Program.

Election to Participate. Participation in the Exchange Program will be voluntary. Eligible employees will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate. Eligible employees holding more than one Eligible Option may elect to tender any or all of their Eligible Options in the Exchange Program.

Vesting of Stock Units. Stock Units issued in the Exchange Program will be completely unvested at the time they are granted and will become vested on the basis of the participant’s continued employment with us or any of our subsidiaries. The Stock Units will have a minimum vesting period of two years measured from the date of grant, regardless of the extent to which the corresponding Eligible Options were vested upon surrender. However, Eligible Options having remaining vesting periods greater than two years but not greater than three years as of the date on which they are cancelled in the Exchange Program will be replaced by Stock Units vesting over a period of three years measured from the date of grant. Eligible Options having remaining vesting periods greater than three years as of the date on which they are cancelled in the Exchange Program will be replaced by Stock Units vesting over a period of four years measured from the date of grant. All Stock Units will vest in periodic installments over the applicable vesting period. A participant in the Exchange Program will forfeit any Stock Units received that remain unvested at the time his or her employment with us terminates for any reason. The Compensation Committee may provide for the acceleration of vesting of Stock Units in connection with a change in control of us to the same extent that the corresponding surrendered option was eligible for such acceleration of vesting. Eligible employees that participate in our Executive Retention and Severance Plan may be entitled to accelerated vesting of Stock Units on certain terminations of their employment in connection with a change in control of us as described below in this proxy under “Potential Payments Upon Termination or Change in Control.”

Other Terms and Conditions of Stock Units. Stock Units issued in the Exchange Program will be granted pursuant to the 2005 Plan. Each Stock Unit represents a right to receive one share of our common stock on a fixed settlement date, which is the date on which the Stock Unit vests. The holder is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her Stock Units. The holder does not have any voting rights, dividend rights or other rights as a stockholder with respect to the Stock Units prior to the time the units vest and are paid as shares of our common stock.

Terms and Conditions of 2005 Plan. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards may be granted under the 2005 Plan only to employees and consultants of us or any of our parent or subsidiary corporations or other affiliated entities. Non-employee members of our Board of Directors are not eligible under the 2005 Plan. The types of awards that may be granted under the 2005 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based and cash-based awards.

Awards granted under the 2005 Plan are generally only transferable to a beneficiary of a participant upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable tax and securities laws. Under the terms of the 2005 Plan, if we undergo a change in control, outstanding awards granted under the plan will generally be assumed or otherwise continued by the successor entity or they will be cancelled in exchange for the right to receive a payment in connection with the change in control transaction. The Compensation Committee has discretion to provide for the vesting of outstanding awards to accelerate in connection with a change in control.

Potential Modification to Exchange Program Terms to Comply with Governmental Requirements. The terms of the Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, we intend to make the Exchange Program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible or practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons.

Summary of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Exchange Program under current federal law, which is subject to change, are summarized below. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

The exchange of Eligible Options for Stock Units pursuant to the Exchange Program should be treated as a non-taxable exchange. Eligible employees should recognize no income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Stock Units. However, employees generally will recognize taxable income upon settlement of the Stock Units that is subject to income and employment tax withholding. We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of Stock Units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements.

Accounting Treatment

Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), the fair value of each award of Stock Units granted to employees in exchange for surrendered stock options (determined as of the date the Stock Units are granted) over the fair value of the original award immediately before its terms are modified, plus any unrecognized expense for the stock options surrendered in exchange for the Stock Units, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the Stock Units. In the event that any of the Stock Units are forfeited prior to their vesting due to termination of employment, the expense for the forfeited Stock Units will be reversed and will not be recognized.

New Plan Benefits

Because the decision whether to participate in the Exchange Program is completely voluntary, we are not able to predict how many or which employees will elect to participate, how many options will be surrendered for exchange or the number of Stock Units that may be granted under the program. As noted above, members of our Board of Directors and our executive officers are not eligible to participate in the Exchange Program.

Effect on Stockholders

We are not able to predict the impact the Exchange Program will have on our stockholders because we are unable to predict how many or which employees will exchange their Eligible Options. As noted above, the Exchange Program was designed to be no less than value neutral to our stockholders and to reduce the dilution in ownership from outstanding stock options. As noted above, of the Eligible Options held by employees as of April 23, 2009, the maximum number of shares of common stock underlying Eligible Options (assuming a minimum exercise price for Eligible Options of $16.22 per share) which could be exchanged is approximately 2,132,000, and the maximum number of shares of common stock underlying the Stock Units which could be granted based on the exchange ratios described above is approximately 639,000. As described above, if the minimum exercise price for Eligible Options were $11.50, the maximum number of shares of common stock underlying Eligible Options would be approximately 2,799,000, and the maximum number of shares of common stock underlying the Stock Units which could be granted based on the exchange ratios described above is approximately 871,000.

The following table presents, for purposes of example only, information regarding the potential effects of the Exchange Program on our outstanding stock awards. For purposes of this table, we have assumed that the minimum exercise price of the Eligible Options will be $16.22 per share, that all of the Eligible Options as of April 23, 2009 will be tendered in the Exchange Program, and that the number of Stock Units to be granted in exchange for each Eligible Option will be determined based on the exchange ratios presented in the table above. We have also assumed a fair market value per share equal to $9.25, which was the average closing price of our common stock on the Nasdaq Global Market over the period from March 26, 2009 to April 23, 2009.

	Totals Before Giving Effect to Exchange Program (as of April 23, 2009)	Totals After Giving Effect to Exchange Program
Shares Available for Grant Under Equity Plans(1)	3,657,000	3,779,000
Shares Subject to Outstanding Options and SARs	8,327,000	6,195,000
Weighted Average Exercise Price	$16.86	$16.07
Weighted Average Remaining Term	5.8	5.7
Shares Subject to Outstanding Full-Value Awards	30,000	669,000
Total Number of Shares Subject to Outstanding Awards	8,357,000	6,864,000

(1)	These numbers do not include the 600,000 shares that will be available under the 2005 Directors Plan if stockholders approve the 2005 Directors Plan proposal above. These numbers also do not include any shares available for purchase under the Purchase Plan.

Required Vote and Board of Directors Recommendation

The Board of Directors believes that the approval of the Exchange Program is in our interests and the interests of our stockholders for the reasons stated above.

As noted above, members of our Board of Directors and our executive officers are not eligible to participate in the Exchange Program.

Approval of this proposal requires the affirmative vote of a majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our Board of Directors recommends that you vote “FOR” approval of the Exchange Program.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April 27, 2009, information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each individual stockholder is calculated on the basis of 51,183,007 shares of common stock outstanding as of April 27, 2009, provided that any additional shares of common stock issuable upon exercise of options that a stockholder has the right to acquire within 60 days after April 27, 2009 and settlement of restricted stock units are deemed to be outstanding and beneficially owned for the purpose of calculating that stockholder’s percentage beneficial ownership. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC and affiliated entities(2)	6,625,844	12.95%
Dimensional Fund Advisors, Inc.(3)	4,178,140	8.16%
BlackRock, Inc.(4)	3,959,045	7.74%
AXA Financial, Inc. and affiliated entities(5)	3,269,219	6.39%
Barclays Global Investors (Deutschland) AG(6)	2,634,631	5.15%
Levy Gerzberg, Ph.D.(7)	978,214	1.88%
Isaac Shenberg, Ph.D.(8)	525,485	1.02%
Karl Schneider(9)	453,000	*
Arthur B. Stabenow(10)	217,446	*
Uzia Galil(11)	158,173	*
Philip M. Young(12)	126,600	*
David Rynne(13)	131,733	*
James D. Meindl, Ph.D.(14)	128,620	*
James B. Owens, Jr.(15)	111,000	*
Raymond A. Burgess(16)	77,000	*
All directors and executive officers as a group (10 persons)(17)	2,907,271	5.41%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Based on information contained in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d (together, “FMR LLC”) with the SEC on February 17, 2009. FMR LLC controls several entities that hold our common stock as investment advisors. Fidelity Management & Research Company (“FMRC”) is the beneficial owner of 5,813,644 shares. One investment company, Fidelity Small Cap Value Fund (collectively with FMR LLC and FMRC, “FMR”), is the beneficial owner of 2,716,311 shares. Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 475,000 shares. Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 332,600 shares. FIL Limited (“FIL”) is the beneficial owner of 4,600 shares. FMR LLC has sole voting power with respect to 814,700 shares and sole dispositive power with respect to 6,625,844 shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts, 02109.

(3)	Based on information contained in a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such securities. Dimensional Fund Advisors, Inc. acts as investment advisor or manager to certain investment companies, trusts and accounts, no one of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than 5% of the class. Dimensional Fund Advisors, Inc. has sole voting power with respect to 4,093,717 shares and sole dispositive power with respect to 4,178,140 shares. The address of Dimensional Fund Advisors, Inc. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)

Based on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2009. BlackRock, Inc. disclaims beneficial ownership of all such securities. BlackRock, Inc. is a parent holding company for several entities that hold our common stock as investment advisors. BlackRock, Inc. has shared voting and dispositive power with respect to 3,959,045 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(5)	Based on information contained in a Schedule 13G/A filed by AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA (collectively, “AXA”) with the SEC on February 13, 2009. AXA disclaims beneficial ownership of all such securities. AXA, as a group, controls several entities that hold our common stock as investment advisors. AllianceBernstein L.P. has sole voting power with respect to 2,947,512 shares and sole dispositive power with respect to 3,266,512 shares. AXA Equitable Life Insurance Company has sole voting and dispositive power with respect to 2,707 shares. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York, 10104. The address of AXA Assurances I.A.R.D Mutuelle and AXA Assurances Vie Mutuelle is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France.

(6)	Based on information contained in a Schedule 13G filed by Barclays Global Investors (Deutschland) AG, Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited and Barclays Global Investors Australia Limited (collectively, “Barclays”) with the SEC on February 5, 2009. Barclays Global Investors (Deutschland) AG has sole voting power with respect to 2,439,995 shares and sole dispositive power with respect to 2,634,631 shares. Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 1,337,086 shares. Barclays Global Investors, NA., has sole voting power with respect to 1,102,909 shares and sole dispositive power with respect to 1,297,545 shares. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany. The address of Barclays Global Fund Advisors and Barclays Global Investors, NA., is 400 Howard Street, San Francisco, CA 94105.

(7)	Consists of 177,045 shares held directly, 796,169 shares issuable upon exercise of options and 5,000 shares issuable upon settlement of restricted stock units.

(8)	Consists of 11,273 shares held directly, 512,712 shares issuable upon exercise of options and 1,500 shares issuable upon settlement of restricted stock units.

(9)	Consists of 21,665 shares held directly, 429,668 shares issuable upon exercise of options and 1,667 shares issuable upon settlement of restricted stock units.

(10)	Consists of 64,596 shares held directly and 152,850 shares issuable upon exercise of options.

(11)	Includes 27,063 shares held by Mr. Galil and 4,510 shares held by Mr. Galil’s spouse. Mr. Galil may be deemed to be a beneficial owner of the shares held by his spouse, although Mr. Galil disclaims such beneficial ownership. Also includes options to purchase 126,600 shares of common stock.

(12)	Consists of 126,600 shares issuable upon exercise of options.

(13)	Consists of options to purchase 131,733 shares.

(14)	Includes 111 shares held jointly with Dr. Meindl’s spouse and 1,909 shares held by James and Frederica Meindl as trustees of the Meindl Trust dated February 4, 1972. Also includes options to purchase 126,600 shares.

(15)	Consists of 6,000 shares held directly and 105,000 shares issuable upon exercise of options.

(16)	Consists of 2,000 shares held directly and 75,000 shares issuable upon exercise of options.

(17)	Includes an aggregate of 2,591,099 shares issuable upon exercise of options and settlement of restricted stock units.

EXECUTIVE OFFICERS

Certain information regarding our current executive officers is set forth below.

Levy Gerzberg’s information is provided under Proposal 1 above.

Karl Schneider is 54 years of age and has served as our Vice President, Finance and Chief Financial Officer since July 1998, having joined us as Corporate Controller in January of that year. Prior to joining us, Mr. Schneider served as Controller for the Film Measurement and Robotics and Integrated Technologies divisions of KLA-Tencor and as Corporate Controller for SCM Microsystems, Inc. Prior to those positions, he served as Controller for Reply Corporation, Director of Finance for Digital F/X, and Controller for Flextronics. Mr. Schneider holds a B.S. in Business Administration from San Diego State University.

Isaac Shenberg is 59 years of age and has served as our Senior Vice President, Business Development since October 1998. Dr. Shenberg also served as Product Line Business Manager when he first joined us in August 1990 and as Vice President, Sales and Marketing from January 1995 until his promotion to his current position in 1998. Dr. Shenberg holds a Ph.D. in Electrical Engineering from Stanford University and a B.S. and M.S. in Electrical Engineering from Technion, the Israel Institute of Technology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains our discussion and analysis of the principles underlying our executive compensation program, and the policies and decisions resulting in the amounts shown in the executive compensation tables that follow. This discussion is focused on our most senior and highly-compensated executives, sometimes referred to as named executive officers, who are identified in the Summary Compensation Table that follows. As used in this discussion, “Committee” or “Compensation Committee” means the Compensation Committee of the Board of Directors.

Objectives of Our Executive Compensation Program

Our compensation program for executive officers is designed to achieve the following objectives:

•	Attract and Retain Talent. Attract and retain individual executives we need to achieve our business plan.

•

Pay for Performance. Align executive compensation with company, business unit and individual performance measured annually through a cash incentive plan and over the longer term through an equity incentive plan.

•	Reinforce Culture of Ownership. Develop and reinforce a culture of ownership and entrepreneurial spirit among executive officers by linking compensation to our equity interests.

Design of our Executive Compensation Program

Our executive compensation program has four primary components, serving different purposes, as follows:

Component	Objective	Form
Base Salary	Provide generally competitive base compensation by reference to established benchmarks	Cash

Annual Cash-based Incentives	Incentivize and reward performance and achievements in a particular fiscal year	Cash

Equity Awards	Provide long-term incentives that focus executives on increasing long-term value for stockholders; retain executives through multi-year vesting periods	Stock options and restricted stock units

General Benefits	Provide generally competitive benefits package to employees generally	Employee stock purchase plan and other broad-based employee benefits

We view the primary components of executive compensation as related, and believe that compensation should not be derived entirely from one component, nor should compensation from one component necessarily reduce compensation from other components. Base salary is baseline cash compensation that is paid to executives throughout the year, regardless of our financial performance or stockholder returns. The Committee believes that base salary should provide executives with a predictable income sufficient to attract and retain strong talent in a competitive marketplace. We generally set executive base salaries at levels that we believe enable us to hire and retain individuals in a competitive environment and to compensate executives for satisfactory performance, regardless of performance relative to incentive compensation targets.

We use cash bonuses to reward performance achievements with a time horizon of one year or less, and stock options and other equity-based awards to reward our long-term performance. The Compensation Committee believes that these incentive awards serve to align the interests of executives with stockholder interests. We designed our executive cash incentive plan to reward our executive management for our achievement of key financial objectives and individual achievement of executive-specific objectives. We believe that, as is common among technology companies, stock options are a major element of compensation used to attract and retain senior executives. We have in the past granted restricted stock units as part of our executive compensation program, but have not done so since 2005.

Overview of the Executive Compensation Process

Our Compensation Committee makes all decisions regarding compensation (including salary and bonus levels and specific bonus and equity awards) for our executive officers, including our named executive officers.

Compensation Decision Timeline: Generally in the first quarter of each fiscal year, the Compensation Committee determines base salaries, incentive plan design and incentive plan performance goals for that fiscal year. The Committee also makes final determinations of whether our named executive officers earned incentive cash bonuses for the preceding fiscal year, based on the Committee’s review of our results for the year.

Decision Framework: Because the Committee considers the competitiveness of its executive compensation program a key objective of the program, it evaluates market information about the compensation of executive officers at similar-sized companies facing similarly complex business challenges. For 2008, the Committee reviewed compensation data for the following group of peer companies: Atheros Communications, Inc., Broadcom Corporation, Conexant Systems, Inc., Dolby Laboratories, Inc., DSP Group, Inc., Electronics for Imaging, Inc., Marvell Technology Group LTD., Microsemi Corporation, Newport Corporation, Nvidia Corporation, Omnivision Technologies, Inc., Sigma Designs, Inc., Silicon Image, Inc., Sirf Technology Holdings, Inc., Trident Microsystems, Inc., and Triquint Semiconductor, Inc. In addition, the Committee reviewed data from the Radford Semiconductor Companies survey (for companies with $200 million—$1 billion revenue), and the Radford All Companies survey to the extent the semiconductor industry survey does not have data for a particular position.

In setting compensation levels for our named executive officers, the Committee does not “benchmark” compensation against the market data described above. Rather, the Committee considers a number of factors in making its decisions, including the executive’s scope of responsibility, domain expertise, business knowledge and significance to our corporate objectives among other factors, and uses this market data simply as a general reference point. In general, we believe that our executives’ base salaries should be near the 50th percentile and that cash incentive target amounts should be near the 75th percentile, as compared with the base salaries or target bonuses for similar positions at our peer companies. The Committee may approve compensation of individual executives above or below this general guideline based upon the executive’s performance, position and experience, as well as external factors affecting our business and the market generally.

Decision Support. The Committee did not retain outside compensation consultants for 2008. Instead, the Committee reviewed the compensation data described above, which was collected and presented by our human resources group. At the Committee’s request, Committee meetings often include other directors and typically include, for all or a portion of each meeting, our Chief Executive Officer, Chief Financial Officer, Vice President, Human Resources, our Vice President, Legal, and our external counsel. The Committee evaluates the performance of the Chief Executive Officer each year and makes all decisions regarding salary adjustments, bonus payments and equity awards. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Chief Executive Officer annually evaluates the performance of each member of the senior executive team other than himself. He makes recommendations to the Committee regarding salary adjustments for the current year, performance bonus payments and equity awards based on the Company’s performance and individual performance of each executive during the preceding year. The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended adjustments or awards to the senior executives.

Our Compensation Committee has adopted no formal or informal policies or guidelines (except as described below) for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if we perform well over time.

Analysis of Compensation Program Components

Base Salary. In August 2008, our Compensation Committee determined that the base salary level for Mr. Gerzberg would be reduced by approximately 12.5 percent, and the base salary levels for each of our other named executive officers would be reduced by approximately 10 percent. In making this decision, the Compensation Committee considered the overall decline of the consumer electronics market, the general market environment and our year to date performance relative to our goals.

Annual Cash-Based Incentives. We use incentive bonuses to reward performance and achievements with a time horizon of approximately one year. The Committee generally establishes both target financial objectives and individual objectives each year so that the relative difficulty of achieving the objectives is roughly consistent from year to year. Over the past several years, the Company’s performance has exceeded the target level corporate objectives in some years and failed to achieve the objectives in others. The level of achievement of individual performance objectives has varied by individual in any given year, as well as by the named executive officers as a group from year to year.

For 2008, the Compensation Committee approved a performance-based cash bonus policy (“2008 Bonus Policy”) for our named executive officers. The 2008 Bonus Policy was designed to reward executives for our achievement of key financial objectives and individual achievement of more specific goals. The Compensation Committee set each executive’s target bonus, expressed as a percentage of base salary, and selected the financial targets, which were revenue and non-GAAP earnings per share. Under the 2008 Bonus Policy, the bonus for our Chief Executive Officer was based entirely on our performance, while the bonuses for our other named executive officers were to be determined 67% based on our performance and 33% based on the achievement of individual goals established by the Chief Executive Officer and approved by the Compensation Committee. Mr. Schneider’s individual goals for 2008 centered on improving and maintaining internal controls and financial reporting, ensuring effective management of legal matters and enhancing IT infrastructure and business processes. Dr. Shenberg’s individual goals for 2008 included identifying and supporting acquisition targets that would eventually result in non-linear growth, entry into new or related markets as well as collaboration across the organization on other infrastructure activities. The Compensation Committee also retained discretion to increase or decrease the final bonus amount awarded to the executive. In addition, the aggregate amount of the bonuses paid to our executive officers, general managers and vice presidents may not exceed 25% of the total bonuses paid for all of our employees. In all cases, the bonuses were contingent upon delivering positive non-GAAP net income for 2008.

The Compensation Committee believes that the largest portion of each bonus should be based on our executive officers’ success as a team and thus based on corporate financial goals. The Compensation Committee chose revenue and non-GAAP earnings per share as the performance measures because it believed that, as a “growth company,” we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, the Compensation Committee believed a “profitable company” with little or no growth was not acceptable. Thus, the Compensation Committee considered the chosen performance metrics to be the best indicators of financial success and stockholder value creation. We define non-GAAP earnings per share, for bonus purposes, to mean our GAAP pre-tax earnings per share, adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets and income tax expense.

For 2008, the component of each executive’s bonus related to our performance was weighted 75% for non-GAAP earnings per share and 25% for revenue. For each performance metric, the executive could receive up to 120% of the target bonus amount attributable to that metric if we achieved 120% or more of the 2008 goal for that metric. The executive could receive between 80% and 120% of the bonus amount for each metric if we achieved between 80% and 120% of the performance goal. No bonus would be paid with respect to that metric if we did not achieve at least 80% of the performance goal for that metric.

Under the 2008 Bonus Policy, Dr. Gerzberg’s target bonus was 100% of base salary, Mr. Schneider’s target bonus was 70% of base salary, and Dr. Shenberg’s target bonus was 60% of base salary. In 2008, the financial targets for bonus purposes were a revenue target of $576.3 million and a non-GAAP earnings-per-share target of $1.06. Our actual performance for 2008 was less than 80% of the revenue and non-GAAP earnings per share targets. In addition, we did not achieve positive non-GAAP net income for 2008. Accordingly, no bonuses were paid to the named executive officers for 2008.

Equity Awards. The Compensation Committee uses equity awards primarily to motivate our named executive officers to focus on longer-term strategies to increase stockholder value, and secondarily to retain executive officers. We believe that in the technology sector equity awards are a major factor in attracting and retaining executive officers, while salary and bonus levels are generally secondary considerations. Equity awards foster attention to stock ownership and focus executives on increasing long-term stockholder value, aligning the interests of executives with those of our stockholders. Stock options in particular are performance-based, since their value depends entirely on an increase in the stock price above the option exercise price. As described below, our stock options are granted with an exercise price equal to the closing price of our common stock on the grant date. The vesting period for stock options granted to executives is four years, which encourages executive retention.

Our 2005 Equity Incentive Plan was approved by our stockholders and gives the Compensation Committee flexibility in structuring award grants for our executives that it believes will help promote high levels of performance and achievement of corporate goals, as well as encouraging the growth of stockholder value. Although we have granted awards of restricted stock units to our executives in the past, the Compensation Committee concluded in 2007 that stock options provide greater incentive value than restricted stock units, and we have used stock options as the sole form of equity incentive compensation in our 2007 and 2008 grant cycles. We expect to reassess the use of stock option grants, restricted stock units and other forms of equity incentives annually, seeking to balance the long-term incentive value with the dilution to our stockholders.

In determining the number of options to be granted to executive officers, the Compensation Committee takes into account: the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options; the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

In April 2008, the Compensation Committee awarded stock options to each of our named executive officers. The Compensation Committee determined that the face value of each option grant (determined by multiplying the number of shares subject to the grant by the market price of our common stock at the time of grant) would be equal to a multiple of the executive’s base salary. After consideration of the factors identified above, the Compensation Committee determined that Mr. Gerzberg would be granted an option with a face value equal to approximately 3.5 times his base salary, and that the other named executive officers would be granted options with a face value equal to slightly more than two times the executive’s base salary. For more information on the options granted to our named executive officers in 2008, see the “Grants of Plan-Based Awards Table” and accompanying narrative below.

Stock Option Practices

In 2006 we adopted new policies governing stock option grants and other equity awards, including the following:

•	All awards including awards to executive officers are granted by the Compensation Committee or the Board of Directors.

•

Awards are generally considered at regularly scheduled quarterly meetings of the Compensation Committee or the Board of Directors, and actions approving award grants may not be taken by unanimous written consent.

•

Awards are generally granted effective as of the later of (i) the second trading day following our public announcement of our financial results for the preceding quarter or (ii) the date of the Compensation Committee or Board of Directors meeting.

•	The exercise price of stock options (or base price of stock appreciation rights) is the closing price of the Company’s common stock on the effective date of the grant, as reported by Nasdaq.

•	Key terms and conditions of awards are communicated to recipients promptly.

Severance and Change in Control Arrangements

We maintain an Executive Retention and Severance Plan (“Retention Plan”) in order to compensate our executive officers in the event of a termination of the executive’s employment following our change of control either by us without cause or by the executive for good reason. The purpose of the Retention Plan is to protect the interests of our executives while encouraging them to continue to fulfill our objectives during and following a change of control. We believe that the protections afforded under the plan help us recruit and retain executives and mitigate a potential disincentive for executives when they are evaluating our proposed acquisition, particularly when the services of the executive officers may not be required by the acquiring company. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

In general, the severance benefits provided under the Retention Plan are determined as if the executive continued to remain employed by us for 18 months (or three years, in the case of the Chief Executive Officer) following their actual termination date. We believe the benefits provided under the Retention Plan provide an appropriate level of protection for our named executive officers and are consistent with those benefits offered by other companies with whom we compete for executive talent. For a detailed description of the benefits provided under the Retention Plan, please see the discussion under “Potential Payments upon Termination or Change in Control” below. Absent a change in control event, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments. The Compensation Committee does not consider potential payments under the Retention Plan in determining other components of our executive compensation program.

Other Benefits

Executive officers are also eligible to participate in all of our respective local employee benefit plans, which may include medical, dental, vision, group life, employee assistance program, short term and long term disability, and accidental death and dismemberment insurance, our 401(k) plan or other such benefit plans, in each case on the same basis as other employees in that location. There were no special benefits or perquisites provided to any executive officer in 2008.

Tax and Accounting Considerations

We record cash compensation as an expense at the time the obligation is incurred. Historically, all cash compensation we have paid has been tax deductible for us. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1.0 million per year to our chief executive officer and certain other executive officers is not tax deductible to us unless certain requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our named executive officers as described above) satisfies the requirements for exemption from the $1.0 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the named executive officers for 2008 will be disallowed under Section 162(m). We account for equity compensation paid to our executives and employees under the rules of SFAS No. 123R, which requires us to estimate and record a non-cash expense over the vesting period of the equity compensation award.

Executive Compensation Tables

Summary Compensation Table—Fiscal 2006-2008

The following table summarizes the compensation earned during the years ended December 31, 2006, 2007 and 2008, by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Levy Gerzberg, Ph.D.	2008	$431,292	—	$46,987	$780,072	—	$2,528	(2)	$1,260,879
President and Chief	2007	$455,000	—	$106,038	$1,269,240	$522,100	$2,594		$2,354,972
Executive Officer	2006	$437,500	—	$216,291	$2,238,193	$398,600	$2,594		$3,293,178

Karl Schneider	2008	$274,083	—	$15,662	$292,641	—	$2,494	(2)	$584,880
Senior Vice President,	2007	$286,000	—	$35,345	$436,007	$209,800	$2,522		$969,674
Finance and Chief	2006	$275,000	—	$72,095	$737,398	$167,500	$2, 522		$1,254,515
Financial Officer

Isaac Shenberg, Ph.D.	2008	$261,916	—	$14,096	$251,063	—	$46,698	(3)	$573,773
Senior Vice President,	2007	$262,100	—	$31,812	$405,709	$164,200	$44,154		$907,975
Business Development	2006	$210,000	—	$64,887	$752,359	$109,300	$36,953		$1,173,499

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. No equity awards granted to our named executive officers were forfeited during 2008. Assumptions used in the calculation of these amounts for purposes of our financial statements for the years ended December 31, 2006, 2007 and 2008 are included in Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC.

(2)	Represents matching contributions to the named executive officer’s 401(k) plan, and premiums paid by us with respect to term life insurance for the benefit of the named executive officer.

(3)	Consists of premiums paid under an Israeli insurance/pension policy that covers certain severance and other benefits totaling $30,982, payments towards the lease of an automobile totaling $11,757 and continuing education contributions totaling $3,959. For a description of the Israeli insurance/pension policy and continuing education contributions, please see the discussion under “Managers’ Insurance and Education Fund” below.

2008 Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our common stock made to the named executive officers during the year ended December 31, 2008. The table also provides information with regard to cash bonuses awarded for 2008 under our performance-based, non-equity incentive plan to each named executive officer.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Levy Gerzberg, Ph.D.	N/A	N/A	$318,480	$398,100	$477,720	—	—	—	—
	4/23/2008	4/15/2008	—	—	—	—	115,000	$14.21	$843,190

Karl Schneider	N/A	N/A	$144,144	$180,180	$216,216	—	—	—	—
	4/23/2008	4/15/2008	—	—	—	—	42,000	$14.21	$307,948

Isaac Shenberg, Ph.D.	N/A	N/A	$111,339	$139,174	$167,008	—	—	—	—
	4/23/2008	4/15/2008	—	—	—	—	40,000	$14.21	$293,284

(1)	On April 15, 2008, the Compensation Committee approved option grants to our named executive officers, at an option exercise price per share equal to the closing price of our common stock on the second trading day after announcement of our final financial results for the quarter ended March 31, 2008 (which was April 23, 2008).

(2)	These columns reflect the threshold, target and maximum amounts for each named executive officer’s bonus opportunity for 2008. As reflected in the Summary Compensation Table above, no bonuses were paid to our named executive officers for 2008.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Analysis of Compensation Program Components—Annual Cash-Based Incentives.”

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Equity Incentive Plan, if we undergo a change in control, outstanding awards granted under the plan will generally be assumed or otherwise continued by the successor entity or they will be cancelled in exchange for the right to receive a payment in connection with the change in control transaction. The Compensation Committee has discretion to provide for the vesting of outstanding awards to accelerate in connection with a change in control.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards under the Retention Plan upon certain terminations of employment in connection with our change in control. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2005 Equity Incentive Plan and our option grant practices as described in the “Compensation Discussion and Analysis” above, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our named executive officers in 2008 is subject to a four-year vesting schedule, with 25% of the option vesting on the first anniversary of the grant date and the remaining 75% of the option vesting in monthly installments over the three-year period thereafter. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in 2008 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment for any reason. This period is extended to 12 months if the termination is a result of the named executive officer’s death or disability. In the case of the option granted to Mr. Gerzberg, the vested portion of the option will remain exercisable for the remainder of its term (or, if earlier, the date Mr. Gerzberg accepts a senior executive position with another company) if Mr. Gerzberg retires from his service on the Board. (For these purposes, “retirement” is defined as either Mr. Gerzberg’s voluntary resignation from the Board or the expiration of his term as a director after he has declined to stand for reelection, in either case if he has served continuously on the Board for at least two years.)

The options granted to named executive officers during 2008 do not include any dividend rights.

Outstanding Equity Awards at December 31, 2008

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Levy Gerzberg, Ph.D.	42,375	—	$14.6900	8/9/2012	(1)	—	—
	178,125	—	$14.6900	8/9/2012	(1)	—	—
	15,572	—	$24.7800	7/15/2013	(1)	—	—
	304,679	—	$24.7800	7/15/2013	(2)	—	—
	150,000	30,000	$13.5900	8/19/2015	(3)	—	—
	41,667	58,333	$19.7800	4/26/2017	(3)	—	—
	—	115,000	$14.2100	4/23/2018	(3)	—	—
	—	—	—	—		7,500	$51,225	(4)

Karl Schneider	45,000	—	$27.3333	7/28/2010	(1)	—	—
	11,563	—	$15.4700	9/19/2011	(1)	—	—
	8,437	—	$15.4700	9/19/2011	(1)	—	—
	43,750	—	$14.6900	8/9/2012	(1)	—	—
	31,250	—	$14.6900	8/9/2012	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(2)	—	—
	50,000	10,000	$13.5900	8/19/2015	(3)	—	—
	16,667	23,333	$19.7800	4/26/2017	(3)	—	—
	—	42,000	$14.2100	4/23/2018	(3)	—	—
	—	—	—	—		2,500	$17,075	(4)

Isaac Shenberg, Ph.D.	60,000	—	$27.3333	7/28/2010	(1)	—	—
	40,500	—	$10.3333	2/7/2011	(1)	—	—
	49,719	—	$11.5200	9/19/2011	(1)	—	—
	82,500	—	$12.3600	8/9/2012	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(1)	—	—
	100,000	—	$24.7800	7/15/2013	(2)	—	—
	45,000	9,000	$13.5900	8/19/2015	(3)	—	—
	12,750	17,850	$19.7800	4/26/2017	(3)	—	—
	—	40,000	$14.2100	4/23/2018	(3)	—	—
	—	—	—	—		2,250	$15,367	(4)

(1)	Option is immediately exercisable and vests over four years with 1/48th of the shares vesting each month.

(2)	Option is immediately exercisable and vests over four years, 25% of the shares vesting after one year, and 1/48th of the shares vesting each month thereafter.

(3)	Option vests over four years, with 25% vested and exercisable after one year, and 1/48th of the shares vesting each month thereafter.

(4)	Restricted stock unit award, vesting over four years with 25% of the units vested after one year and 1/16th of the units vesting each quarter thereafter. Market value based on the closing price of our common stock on December 31, 2008, which was $6.83.

2008 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during 2008, and on the vesting of other stock awards during 2008 that were previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Levy Gerzberg, Ph.D.	—	—	10,000	$105,875
Karl Schneider	—	—	3,333	$35,287
Isaac Shenberg, Ph.D.	—	—	3,000	$31,763

(1)	The dollar amounts shown in this column are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

(2)	The dollar amounts shown this column are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Change-in-Control Agreements

We maintain an Executive Retention and Severance Plan (“Retention Plan”) that provides for certain benefits for our executive officers and certain key employees in connection with our change in control. The Retention Plan provides that if, in the event of our change in control, the company acquiring us does not assume, continue or substitute for the outstanding stock options, stock appreciation rights or restricted stock units of the participants in the Retention Plan, then the vesting, exercisability and settlement of such awards will be accelerated in full immediately prior to, but conditioned upon, the consummation of the change in control.

The Retention Plan also provides for the payment of severance benefits to a participant who, within 18 months after a change in control, is terminated without cause or resigns as a result of good reason. Upon such termination, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his base salary and annual bonus for a period of 36 months in the case of the chief executive officer, and 18 months in the case of other executive officers. For these purposes, the annual bonus amount will equal the greater of (i) the participant’s aggregate bonus for the fiscal year immediately preceding the fiscal year of the change in control, (ii) the participant’s aggregate bonus for the fiscal year immediately preceding the fiscal year of the participant’s termination of employment, or (iii) the participant’s aggregate target bonus (assuming attainment of

100% of all applicable performance goals) for the fiscal year of the participant’s termination. We will also provide health (including medical and dental) benefits to the participant and his or her dependents and life insurance benefits to the participant, for 36 months in the case of the chief executive officer and 18 months in the case of other executive officers, at the same premium cost to the participant and coverage levels in effect at the time of termination. In addition, the participant’s outstanding equity awards will become fully vested and, in the case of stock options and stock appreciation rights, will generally remain exercisable for a period of one year after such termination. We will also indemnify the participant for claims or actions arising out of the participant’s services to us and will maintain directors’ and officers’ liability insurance for six years following the date of the participant’s termination. Finally, if the benefits described above or otherwise received by a participant in connection with a change in control would cause the participant to be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments under the Retention Plan will be automatically reduced if such reduction would result in a greater after-tax benefits to the participant.

A change in control is defined generally under the Retention Plan as a person becoming the beneficial owner of a majority of our outstanding shares or voting power, a merger resulting in the stockholders prior to the merger owning less than half of our voting power after the merger, sale of substantially all our assets, or a change in the composition of the majority of the Board of Directors over a two-year period.

Cause for termination would include certain acts by the executive of fraud, embezzlement or dishonesty, unauthorized use or disclosure of confidential information or trade secrets, or intentional misconduct adversely affecting our business. Good reason for an executive’s resignation would generally include a reduction in duties, salary, target bonus or benefits, or a relocation of more than 30 miles, in each case without the executive’s consent.

Other Termination Agreements

In December 1997, we issued an offer letter to Karl Schneider, pursuant to which, if Mr. Schneider’s employment with us is terminated, either by us or Mr. Schneider, for a reason other than “cause,” as such term is defined in the offer letter, the other party to the letter is entitled to three months notice; provided, however, that if Mr. Schneider accepts an offer of employment from another company while still employed with us, Mr. Schneider must notify us within 12 hours of acceptance of such offer, and we may terminate Mr. Schneider’s employment without providing advance notice.

Managers’ Insurance and Education Fund

We offer to make contributions on behalf of all of our full time Israeli employees, including Dr. Shenberg who is resident in Israel, to a fund known as Managers’ Insurance. This fund provides a combination of retirement plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement, disability or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time employee is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the retirement plan and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the retirement plan, 8.33% to secure severance payments and up to 2.5% for disability insurance). Under the retirement plan component of the Managers’ Insurance, all of our contributions and the contributions made by the employee are immediately vested and non-forfeitable upon contribution to the Managers’ Insurance.

We also provide all of our full-time Israeli employees, including Dr. Shenberg, with an education fund benefit. We contribute to the education fund an amount equal to 7.5% of the employee’s monthly salary and the employee contributes an additional amount equal to 2.5% of his or her monthly salary. The amounts contributed up to the legally recognized limit are available to the employee on a tax-free basis after the lapse of six years from the initial contribution.

Payments upon Termination without Cause, or With Good Reason, After a Change in Control

The following table presents the dollar value of payments and benefits upon a termination of employment of our named executive officers in the event of their termination without cause or resignation with good reason within 18 months following a change in control, assuming that termination took place on December 31, 2008.

Name	Cash Severance (Salary)	Cash Severance (Bonus)(1)	Continued Health Benefits	Acceleration of Equity Awards(2)	Total
Levy Gerzberg, Ph.D.	$1,194,300	$1,566,300	$45,647	$51,225	$2,857,472
Karl Schneider	$386,100	$314,700	$34,059	$17,075	$751,934
Isaac Shenberg, Ph.D.	$347,934	$246,300	$314	$15,367	$609,915

(1)	Bonus means the greater of (i) the aggregate of all bonuses earned by the participant (whether or not actually paid) for 2007, or (ii) the targeted bonus the participant would have earned (assuming attainment of 100% of all applicable performance goals) for 2008.

(2)	Represents the intrinsic value of accelerated restricted stock units, based upon the closing price of our common stock on December 31, 2008, which was $6.83. On December 31, 2008, each of the outstanding options held by our named executive officers had an exercise price that was greater than the closing price of our common stock on that date and, accordingly, no value is reported in the table above with respect to the acceleration of these options. As noted above, the Retention Plan also provides that the executive would be entitled to accelerated vesting of all outstanding equity awards if the successor entity did not assume the awards following our change in control.

EQUITY COMPENSATION PLAN INFORMATION

Zoran currently maintains three compensation plans that provide for the issuance of Zoran common stock to officers and other employees, directors or consultants. These plans are the 2005 Directors Plan, the Purchase Plan and the 2005 Equity Incentive Plan, all of which have been approved by the stockholders. The Company previously maintained the 2000 Nonstatutory Stock Option Plan (“2000 Plan”), which was not approved by the stockholders and terminated in 2005, as well as other equity incentive plans under which the Company may no longer grant additional awards. The following table sets forth information regarding outstanding awards and shares reserved for future issuance under the foregoing plans as of December 31, 2008.

Equity Compensation Plan Information as of December 31, 2008

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	5,796,022	(1)	$17.93	(2)	5,107,687	(3)
Equity compensation plans not approved by stockholders(4)	2,539,428		$14.90		—

Total	8,335,450		$17.00		5,107,687

(1)

Of these shares, 3,115,523 were subject to outstanding options under the 2005 Equity Incentive Plan, 405,000 were subject to outstanding options under the 2005 Directors Plan, 2,240,099 were subject to outstanding options under prior plans no longer available for future award grants, and 35,400 were subject to outstanding and unvested restricted stock unit awards under the 2005 Equity Incentive Plan. This number of shares is presented after giving effect to the 452,122 shares purchased under the Purchase Plan for the purchase period that ended October 31, 2008.

(2)	This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted stock units.

(3)	Of the aggregate number of shares that remained available for future issuance, 3,538,935 were available under the 2005 Equity Incentive Plan, 195,000 were available under the 2005 Directors Plan, and 1,373,752 were available under the Purchase Plan. Subject to certain express limits of the 2005 Equity Incentive Plan and the 2005 Directors Plan, shares available for award purposes under these plans generally may be used for any type of award authorized under the plans including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock including, without limitation, stock bonuses, restricted stock, restricted stock units and performance shares. This table does not reflect the 600,000 additional shares that will be available under the 2005 Directors Plan if stockholders approve the 2005 Directors Plan proposal or the 3,000,000 additional shares that will be available under the Purchase Plan if stockholders approve the Purchase Plan proposal.

(4)	Consists of options outstanding under the 2000 Plan. We terminated the 2000 Plan effective July 29, 2005. However, outstanding options granted to employees and consultants pursuant to the 2000 Plan continue to be governed by the terms and conditions of the 2000 Plan. The material features of the 2000 Plan are described below.

Material Features of the 2000 Nonstatutory Stock Option Plan

The 2000 Plan was terminated effective July 29, 2005. The 2000 Plan provided for the grant of nonstatutory stock options to employees or consultants with exercise prices typically equal to (but not less than 85% of) the fair market value of our common stock on the date of grant. No current officer or other person whose eligibility would require stockholder approval of the 2000 Plan under any law or stock exchange rules was granted an option under the plan, except as permitted under Nasdaq Rule 4350(i)(1)(A)(iii). Under that rule, a company that assumes a pre-existing, stockholder-approved plan in a merger is permitted to use the share reserve under the assumed plan (after appropriate adjustment to reflect the merger) to issue options to any persons, including officers or directors, who were not employed by the company at the effective time of the merger, so long as the options are granted on or prior to the expiration date of the assumed plan. Such options may be issued under the assumed plan or any other plan maintained by the issuer. In our acquisition of Oak Technology, Inc. (“Oak”), we assumed the stockholder-approved stock option plans of Oak that were in effect immediately prior to the effective time of the merger with Oak. As a result, 2,832,210 shares that were available for issuance under those plans (as adjusted to reflect the merger) became available for issuance under the 2000 Plan until the termination of the 2000 Plan.

The 2000 Plan was administered by the Compensation Committee, which determined the optionees and the terms of the options granted, including exercise price and number of shares subject to the options granted. However, Dr. Gerzberg was authorized by the Board of Directors to grant options to non-executive officer employees to purchase up to 30,000 shares. Certain options granted under the 2000 Plan were fully exercisable from the date of grant, subject to our right to repurchase unvested shares at the original purchase price upon the optionee’s termination of service. Subject to the optionee’s continued service, the options generally vested at the rate of 1/4 of the shares on the first anniversary of the date of grant and at the rate of 1/48 of the shares on the last day of each of the next 36 calendar months thereafter. Options granted under the 2000 Plan had 10-year terms and terminate three months after the termination of service, except where service terminates due to the optionee’s death or permanent and total disability, in which case the option remains exercisable for one year after such termination but in no event beyond the expiration of the option’s term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of December 31, 2008 were Mr. Galil, Dr. Meindl and Mr. Stabenow. Mr. Galil is Chairman of the committee. The Board has determined that each of the members of the Compensation Committee is independent for purposes of the applicable rules of Nasdaq. No one who served on the Compensation Committee at any time during 2008 is or has been our executive officer or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE REPORT*

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Uzia Galil, Chairman

James Meindl, Ph.D.

Arthur B. Stabenow

*	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In 2008, we did not participate, and we are not currently participating, in any transaction or proposed transaction in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee reviews and approves all related persons transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that our executive officers, directors and greater-than-10% stockholders complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PwC, our independent registered public accounting firm for the year ended December 31, 2008, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

During the year ended December 31, 2008, the Audit Committee consisted of four directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for Nasdaq. The Audit Committee acts pursuant to a written charter that has been adopted by the Board.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the Public Accounting Oversight Board, and has discussed with PwC its independence, including whether PwC’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has met with PwC, with and without management present, to discuss the overall scope of PwC’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and PwC the audited financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE

Arthur B. Stabenow

James B. Owens, Jr.

Raymond A. Burgess

David Rynne

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2010 annual meeting, the proposal must be received at our principal executive offices, addressed to the General Counsel, not later than December 31, 2009. Should a stockholder proposal be brought before the 2010 annual meeting, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the General Counsel at our principal executive offices, prior to the close of business on March 15, 2010.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2009 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Levy Gerzberg, Ph.D.

President and Chief Executive Officer

Sunnyvale, California

May 8, 2009

ZORAN CORPORATION

1390 KIFER ROAD

SUNNYVALE, CA 94086

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

1

1

VOTE BY INTERNET-www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of Information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing. c/o Broadrigde, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. – COMMON

THE COMPANY NAME INC. – CLASS A

THE COMPANY NAME INC. – CLASS B

THE COMPANY NAME INC. – CLASS C

THE COMPANY NAME INC. – CLASS D

THE COMPANY NAME INC. – CLASS E

THE COMPANY NAME INC. – CLASS F

THE COMPANY NAME INC. – 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees

01 Levy Gerzberg, Ph. D.

02 Uzia Galil

03 Raymond A. Burgess

04 James D. Meindl, Ph. D.

05 James B. Owens, Jr.

06 Arthur B. Stabenow

07 Philip M. Young

The Board of Directors recommends you vote FOR the following proposal(s):

2 To approve an amendment to increase the shares available under the Company’s 2005 Outside Directors Equity Plan.

For

Against

Abstain

3 To approve an amendment to increase the shares available under the Company’s Amended and Restated 1995 Employee Stock Purchase Plan.

4 To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

5 To approve a program permitting eligible employees to exchange certain outstanding stock options for a lesser number of restricted stock units.

NOTE: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY SUBMIT THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Please indicate if you plan to attend this meeting

YES

NO

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX]

Date

JOB #

Signature (Joint Owners)

Date

SHARES

CUSIP #

SEQUENCE #

02 0000000000

0000024803_1 R2.09.03.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

ZORAN CORPORATION

Proxy for the Annual Meeting of Stockholders

To be held on June 26, 2009

Solicited by the Board of Directors

The undersigned hereby appoints Levy Gerzberg, Ph.D. and Karl Schneider, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Zoran Corporation, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 1390 Kifer Road, Sunnyvale, California 94086 on June 26, 2009, at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated May 8, 2009 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

Continued and to be signed on reverse side

0000024803_2 R2.09.03.17

2